Exhibit 99.1

Press Release

Contacts:
Investor Contact:	Media Contact:
Raiford Garrabrant	Michelle Murray
Director, Investor Relations	Corporate Communications
(919) 287-7895	(919) 313-5505
raiford_garrabrant@cree.com	michelle_murray@cree.com

Cree to Acquire LED Lighting Fixtures, Inc.
Will further LED lighting revolution and accelerate adoption

DURHAM, N.C., FEBRUARY 8, 2008 – Cree, Inc. (Nasdaq: CREE), a market leader in LED solid-state lighting components, today announced the signing of a definitive agreement to acquire privately-held LED Lighting Fixtures, Inc. (LLF) in a cash and stock transaction valued at approximately $77 million, plus up to an additional $26.4 million over a three-year period.

LLF is pioneering the development of LED lighting retrofit products and is recognized in the lighting industry as the first company to develop a viable, energy-efficient, “no-compromise” LED down light for general illumination. This award-winning product is being used in commercial and residential applications and is based on the combination of Cree’s lighting-class XLamp® LEDs and LLF’s patented color-mixing technology that produces both very high efficiency and superior color quality.

The acquisition will expand Cree’s market opportunity by providing direct access to the lighting market. It will enable Cree to drive retrofit solutions to convert existing lighting infrastructure to energy-efficient lighting and to accelerate the adoption of LED lighting. With this acquisition, Cree’s business will encompass LED chips, components and lighting solutions.

“The combination of Cree’s lighting-class LEDs and LLF’s lighting-systems technologies should set the stage for Cree to obsolete the light bulb, a 19th century invention that wastes energy and pollutes our environment,” said Chuck Swoboda, chief executive officer of Cree. “We believe the market is at a tipping point, with billions of sockets in existing fixtures now addressable with energy-efficient LED lighting. Accelerating this market transformation benefits Cree, our LED customers and lighting consumers.”

Under the terms of the agreement, Cree will acquire LLF for approximately $77 million U.S., which is comprised of a combination of cash and stock, to be determined at closing. For the stock portion, the number of shares will be based on the average Cree closing share price over the last twenty trading days, which is $28.32 per share. Cree has also agreed to pay up to $26.4 million dollars of additional consideration tied over the next three calendar years to new product milestones and key-employee retention. In fiscal 2009 the Company targets this acquisition to add approximately $30 million of revenue from the combination of growing LLF product sales and synergies with Cree’s other LED product lines. The Company forecasts for fiscal 2009 on a GAAP basis that the acquisition would be slightly dilutive to earnings per share, and slightly accretive to earnings per share on a non-GAAP basis, which excludes amortization of acquired intangibles and stock-based compensation. The transaction is targeted to close in early March 2008. Providing the transaction closes at that time, the Company targets that this acquisition will add approximately $1 million to its consolidated revenue and reduce earnings per share by approximately $0.01 for its third fiscal quarter.

LLF will be renamed Cree LED Lighting Solutions. Neal Hunter, chairman and chief executive officer of LLF and Cree co-founder, will rejoin Cree as president of Cree LED Lighting Solutions. The remainder of the LLF management team will continue in their roles within the organization.

“Cree is as passionate as we are about moving the lighting market forward and making an impact on energy consumption into the next decade and beyond,” said Hunter, LLF chairman and chief executive officer. “This acquisition should make Cree a powerful force for innovation around cutting-edge LED lighting solutions that are unmatched in the industry.”

Conference Call

Cree management will host a financial analyst and investor conference call today at 8:30 a.m. Eastern. The call can be accessed from the U.S./Canada at (800) 374-1789 or outside the U.S./Canada at (706) 634-2421 with conference call ID 33738227 and is also available via webcast. To access the webcast through the Cree, Inc. corporate website, please log on to http://www.cree.com, click on the Investor Relations tab, then click on the webcast information.  (Note: Please log on 15 minutes prior to the start of the webcast.)

A replay of the call will be available from the U.S./Canada at (800) 642-1687 and from outside the U.S./Canada at (706) 645-9291 with conference call ID 33738227, as well as at the web address listed above, and will be available until midnight ET on February 21, 2008.

About LLF

LED Lighting Fixtures, Inc. (LLF), founded in 2005, is a privately held company headquartered near Research Triangle Park, North Carolina. Its mission is to accelerate the adoption and evolution of light-emitting diodes (LEDs) into high-volume general lighting applications so that consumers can realize lower energy and maintenance costs. LED lighting is significant as it is expected to provide decades of lifetime under normal operation, and it uses a fraction of the power required for traditional lighting solutions. For additional product specifications, please refer to www.llfinc.com.

About Cree

Cree is a market-leading innovator and manufacturer of semiconductors and devices that enhance the value of solid-state lighting, power and communications products by significantly increasing their energy performance and efficiency. Key to Cree’s market advantage is its world-class materials expertise in silicon carbide (SiC) and gallium nitride (GaN) for chips and packaged devices that can handle more power in a smaller space while producing less heat than other available technologies, materials and products.

Cree drives its increased performance technology into multiple applications, including exciting alternatives in brighter and more-tunable light for general illumination, backlighting for more-vivid displays, optimized power management for high-current, switch-mode power supplies and variable-speed motors, and more-effective wireless infrastructure for data and voice communications. Cree customers range from innovative lighting-fixture makers to defense-related federal agencies.

Cree’s product families include blue and green LED chips, lighting LEDs, LED backlighting solutions, power-switching devices and radio-frequency/wireless devices. For additional product specifications please refer to www.cree.com.

This press release contains forward-looking statements involving risks and uncertainties, both known and unknown, that may cause actual results to differ materially from those indicated. Actual results may differ materially due to a number of factors, such as the possibility that the proposed acquisition will not be completed or will be delayed; the possibility that costs associated with integrating the businesses may be greater than anticipated; the ability of the combined businesses to be integrated successfully with Cree’s current operations; the risk of intellectual property litigation; the ability of the combined companies to achieve the targeted results; customer acceptance of LED products; the rapid development of new technology and competing products that may impair demand or render Cree’s or LLF’s products obsolete; and other factors discussed in Cree’s filings with the Securities and Exchange Commission, including its report on Form 10-K for the year ended June 24, 2007, and subsequent filings.

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Cree and XLamp are registered trademarks of Cree, Inc.
LLF is a trademark of LED Lighting Fixtures, Inc.